Exhibit 99.1

  American States Water Company Announces Earnings for the Three and
                    Six Months Ended June 30, 2006

    SAN DIMAS, Calif.--(BUSINESS WIRE)--Aug. 9, 2006--American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings of $0.36 per share for the quarter ended June 30, 2006, as compared to $0.34 per share for the quarter ended June 30, 2005. Basic and fully diluted earnings were $0.71 per share for the six months ended June 30, 2006, as compared to basic and fully diluted earnings of $0.57 and $0.56 per share, respectively, for the six months ended June 30, 2005.

    Second Quarter 2006 Results

    Net income for the second quarter ended June 30, 2006 increased by 9.3% to $6.3 million compared to $5.7 million for the same period in 2005. Significantly impacting the second quarter results were: (i) an unrealized loss of $923,000, or ($0.03) per share, on purchased power contracts, as compared to an unrealized gain of $459,000, or $0.02 per share, for last year's second quarter; (ii) a 6.3% decrease in billed water consumption in the three months ended June 30, 2006, negatively impacted earnings by $0.04 per share; (iii) water rate increases which added approximately $1.2 million to revenues, or $0.04 per share, partially offset by higher expenses as discussed below; (iv) a 14.1% increase in electric consumption for the second quarter of 2006, increased earnings by about $0.02 per share; and (v) a lower effective income tax rate which increased second quarter earnings by $0.06 per share resulting from a $400,000 tax benefit relating to a refund from the Internal Revenue Service ("IRS") received in May 2006, and differences between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements.
    Total operating revenues were $62.1 million for the second quarter of 2006, an increase of $1.6 million compared to revenues of $60.5 million recorded in the second quarter of 2005. Water revenues reflected a decrease of 0.8% when compared to the prior year's results, due to a 6.3% decrease, or $1.7 million, in billed water consumption due to cooler weather conditions. Partially offsetting the decrease in consumption was a $1.2 million increase in water revenues for the second quarter of 2006 resulting from rate increases. Electric revenues increased by 15.4% to $7.0 million compared to $6.1 million for the three months ended June 30, 2005, primarily as a result of a 14.1% increase in consumption due to winter weather conditions which allowed the ski resorts to remain open well into May. Rate increases in April 2005 also contributed to the increase in electric revenues for the second quarter of 2006.
    Other operating revenues increased by 129.4% to $2.0 million for the three months ended June 30, 2006 compared to $867,000 for the three months ended June 30, 2005. The increase was due primarily to an additional $841,000 of revenues generated by American States Utility Services, Inc. ("ASUS") from the operation of water and wastewater systems pursuant to new contracts at military bases in Maryland and Virginia. Additionally, revenues increased as a result of a decision issued by the California Public Utilities Commission ("CPUC") on April 13, 2006 that enabled Golden State Water Company ("GSWC") to record water rights lease revenues, received from the City of Folsom subsequent to January 2004, as income. Prior to that decision, any lease revenues that GSWC collected in 2004 and 2005 were included in a regulatory liability account with no amounts recognized as revenue, pending the outcome of the April, '06 CPUC Decision. For the second quarter of 2006, GSWC recorded additional water lease revenues of $299,000.
    Total operating expenses increased by 6.1% to $48.0 million compared to $45.3 million for the same period in 2005. Significant items that increased operating expenses were: (i) a 10.6% increase in the cost of power purchased for pumping and a 21.5% increase in groundwater production assessments due to more wells in service for pumping during the second quarter of 2006; (ii) a $1.4 million decrease in the pretax unrealized gain on purchased power contracts reflecting decreases in current forward market prices since last quarter; (iii) a 19.9% increase in the cost of power purchased for resale due to higher customer demand; (iv) an increase of 12.8% for other operating expenses primarily from higher operating costs at the new military bases in Maryland and Virginia; (v) a 15.5% increase in depreciation and amortization expense reflecting the addition of $100 million to utility plant in 2005; (vi) an increase of 30.7% in maintenance expense due to increased well maintenance for GSWC and increases in well treatment and emergency repair costs; and (vii) a 10.3% increase in property and other taxes due to higher property values and payroll taxes. Partially offsetting these increases were:
(i) an 11.1% decrease in purchased water costs due to lower customer demand and less purchased water needed to replace wells temporarily out of service; (ii) a decrease in the provision for supply cost balancing account, partially reflecting a CPUC decision in April 2006 which eliminated the earnings tests; and (iii) a decrease of 6.1% in administrative and general expenses primarily resulting from a favorable CPUC decision that allowed GSWC to reclassify $709,000 in legal costs as a regulatory asset.
    Interest expense increased by 11.2% to $5.3 million compared to $4.8 million for the same quarter in 2005. The increase is due to the issuance of $40 million of additional long-term debt in October 2005 and increased interest rates on short-term debt, partially offset by a decrease in short-term debt balances.
    Interest income increased to $963,000 for the three months ended June 30, 2006 due to: (i) interest accrual on the $8.0 million settlement with Aerojet General Corporation ("Aerojet") totaling $110,000, which will be paid over a five year period beginning in December 2009; (ii) accrued interest of $270,000 on the uncollected balance of the Aerojet litigation memorandum account authorized by the CPUC; (iii) interest income of $381,000 related to an IRS refund received in May 2006; and (iv) interest earned on a short-term surplus of cash.
    Income tax expense decreased by 27.2% to $3.4 million compared to $4.7 million for the three months ended June 30, 2005 due, in part, to a decrease in pretax income of 7.2% and a decrease in the effective income tax rate ("ETR") for the three months ended June 30, 2006. The variance between the ETR and the statutory tax rate is primarily the result of differences between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements. During the second quarter of 2006, AWR received a refund, with interest, from a previously filed refund claim with the IRS. Consequently, in the second quarter of 2006, AWR recorded a tax benefit of $400,000 related to this refund.

    Year to Date 2006 Results

    The increase in earnings for the first six months of 2006 in comparison to the prior year reflects primarily: (i) an April 13, 2006 CPUC decision enabling GSWC to transfer about $2.3 million of water rights lease revenues received from the City of Folsom for 2004 and 2005 from a regulatory liability account, into operating revenues which added about $2.9 million or approximately $0.10 per share to income; (ii) an increase in ASUS's pretax operating income of $1.6 million or $0.05 per share due primarily to the profit recognition and reimbursement for special projects at Fort Bliss; (iii) a $1.7 million increase in interest income, or $0.06 per share as a result of accrued interest on the Aerojet litigation memorandum account balance and the interest on a tax refund received in May 2006; (iv) the lower effective tax rate effect on earnings reflecting an increase of $0.09 per share; and (v) an increase in water revenues due to higher consumption and rate increases. Offsetting these increases was a significant decline in the cumulative unrealized gain on purchased power contracts due to lower forward energy prices during the first six months of 2006. The unrealized loss on purchased power contracts decreased pretax income by approximately $3.1 million, or $0.11 per share in 2006, as compared to an unrealized gain on purchased power contracts of $3.5 million which increased earnings by $0.12 per share during the same period in 2005.
    Total operating revenues of $122.7 million for the first six months of 2006 increased by $12.4 million compared to revenues of $110.3 million recorded in the same period of 2005, an increase of 11.2%. Of the total increase in revenues, water revenues increased by 6.5% due to rate increases and slightly higher consumption in 2006 resulting from weather changes. Electric revenues increased by 13.4% reflecting rate increases in April 2005 and a 9.7% increase in consumption.
    Other operating revenues increased 256.2% to $6.1 million during the first six months of 2006 primarily due to the recording of water rights lease revenues from the City of Folsom from January 2004 to June 2006 of $2.9 million in total, as discussed earlier. In addition, an increase of $1.5 million in revenue reflects: (i) recording of Fort Bliss Water Services Company ("FBWS") revenue of approximately $565,000 during the six months ended June 30, 2006, based on the percentage of completion method for contract revenue recognition for several projects at Fort Bliss; and (ii) additional revenues totaling $1.1 million generated from operating the water and wastewater systems at new military bases in Maryland and Virginia which began operations in early 2006.
    Total operating expenses for the first six months of 2006 increased to $94.6 million as compared to the $83.5 million recorded for the same period in 2005, reflecting: (i) a $6.6 million decrease in an unrealized gain on purchased power contracts discussed above;
(ii) a 9.5% increase in the cost of power purchased for pumping and a 14.8% increase in the groundwater production assessment, due to an increase in customer demand and increased pumping volume resulting from more wells in service for pumping in 2006; (iii) a 14.1% increase in the cost of power purchased for resale to customers in GSWC's Bear Valley Electric division reflecting higher customer demand; (iv) an increase in other operating expenses of 2.9% to $10.6 million due primarily to the commencement of operation of the water and wastewater systems at new military bases in Maryland and Virginia; (v) a 15.0% increase in depreciation and amortization expense reflecting, among other things, the effects of closing approximately $100 million of additions to utility plant during 2005; (vi) an 18.6% increase in maintenance expense to $5.7 million due principally to an increase in required maintenance on GSWC's wells and water supply sources at all regions and increases in well treatment and emergency repair costs;
(vii) a 10.6% increase in property and other taxes to $5.0 million, reflecting additional property taxes and payroll taxes; and (viii) a net pre-tax gain of $760,000 on a settlement reached with the Fountain Hills Sanitary District ("FHSD") in February 2005 for the capping of two Chaparral City Water Company ("CCWC") wells in order to facilitate FHSD's ability to secure certain permits. Pursuant to the settlement agreement, CCWC agreed to permanently remove from service and cap one of its wells, and cap another well which had never been used as a potable source of supply. There was no similar gain in the same period of 2006.
    The increases in operating expenses were partially offset by: (i) a decrease in purchased water costs of 3.5% to $19.3 million, reflecting primarily a favorable change in the supply mix caused by less purchased water needed to replace groundwater supply lost, as discussed above; and (ii) a decrease of $866,000 for the six months ended June 30, 2006 in the provision for supply cost balancing accounts reflecting primarily the elimination of the earnings tests by the CPUC.
    Interest expense increased by 10.3% to $10.5 million primarily due to $40 million of additional debt issued in October 2005, offset partially by a decrease in short-term debt. However, the effect of the decrease in short-term bank loan balances was also partially offset by higher interest rates.
    Interest income increased to $1.8 million due to: (i) interest income accrual of $218,000 on the $8.0 million settlement with Aerojet; (ii) interest accrued on the balance of the Aerojet litigation memorandum account totaling $862,000; (iii) interest income of $381,000 related to a tax refund received in May 2006; and (iv) interest earned on a short-term surplus of cash.
    Although there was an increase in pretax income of 11.7%, income tax expense decreased by 8.0% to $7.3 million compared to $7.9 million as a result of flow-through adjustments and an IRS refund claim discussed previously.
    Other -- Certain matters discussed in this news release with regard to the Company's expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company's Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.
    Second Quarter 2006 Earnings Release Conference Call -- The Company will host a conference call today, Wednesday, August 9, 2006 at 11:00 a.m. Pacific Time (PT), during which management will be making a brief presentation focusing on the Company's second quarter results, strategies, and operating trends.
    Interested parties can listen to the conference call over the Internet by logging on to www.aswater.com. The call will also be recorded and replayed beginning Wednesday, August 9, 2006 at 3:00 p.m. PT and will run through Wednesday, August 16, 2006. The dial-in number for the audio replay is (800) 642-1687, Passcode 3184913.
    American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California, approximately 254,000 customers and to approximately 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to approximately 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, the Company contracts with municipalities, the U.S. government and private entities to provide various services, including billing and meter reading, water marketing and operation and maintenance of water and wastewater systems at various military installations throughout the United States.


                    American States Water Company
                             Consolidated

Comparative Condensed Balance Sheets
                                          June 30,      December 31,
             (in thousands)                 2006            2005
----------------------------------------------------------------------
                                        (Unaudited)
Assets

Utility Plant-Net                     $       731,402  $      713,225
Other Property and Investments                 21,494          21,581
Current Assets                                 68,728          68,866
Regulatory and Other Assets                    77,433          73,105
----------------------------------------------------------------------
                                      $       899,057  $      876,777
----------------------------------------------------------------------

Capitalization and Liabilities

Capitalization                        $       542,624  $      532,499
Current Liabilities                            76,667          77,585
Other Credits                                 279,766         266,693
----------------------------------------------------------------------
                                      $       899,057  $      876,777
----------------------------------------------------------------------


Condensed Statements of Income

(in thousands, except per      Three Months Ended   Six Months Ended
 share amounts)                     June 30,            June 30,
----------------------------------------------------------------------
                                  2006      2005     2006      2005
----------------------------------------------------------------------
                                   (Unaudited)         (Unaudited)

Operating Revenues             $  62,138  $60,532  $122,745  $110,345
                                ---------  -------  --------  --------

Operating Expenses:
  Operations                   $  23,880  $23,682  $ 45,662  $ 45,060
  Unrealized loss (gain) on
   purchased power contracts         923     (459)    3,078    (3,474)
  Administration and general
   expenses                       10,902   11,608    22,015    21,909
  Maintenance                      3,246    2,484     5,719     4,822
  Depreciation and
   amortization                    6,610    5,725    13,092    11,389
  Property and other taxes         2,475    2,244     5,018     4,539
  Gain on settlement for
   removal of wells                    0        0         0      (760)
                                ---------  -------  --------  --------

     Total operating expenses  $  48,036  $45,284  $ 94,584  $ 83,485

Operating income               $  14,102  $15,248  $ 28,161  $ 26,860

      Interest expense            (5,347)  (4,809)  (10,515)   (9,534)
      Interest income                963       35     1,776        56
                                ---------  -------  --------  --------

Income From Operations Before
 Income Tax Expense            $   9,718  $10,474  $ 19,422  $ 17,382

      Income tax expense           3,449    4,739     7,252     7,883

----------------------------------------------------------------------
Net Income                     $   6,269  $ 5,735  $ 12,170  $  9,499
------------------------------- ---------  -------  --------  --------

Weighted Average Shares
 Outstanding                      16,881   16,773    16,844    16,769
------------------------------- ---------  -------  --------  --------
Earnings Per Common Share      $    0.36  $  0.34  $   0.71  $   0.57
------------------------------- ---------  -------  --------  --------
Weighted Average Diluted
 Shares                           16,947   16,834    16,905    16,821
------------------------------- ---------  -------  --------  --------
Earnings Per Diluted Share     $    0.36  $  0.34  $   0.71  $   0.56
------------------------------- ---------  -------  --------  --------
Dividends Declared Per Common
 Share                         $   0.225  $ 0.225  $  0.450  $  0.450
------------------------------- ---------  -------  --------  --------

    CONTACT: American States Water Company
             Robert J. Sprowls, (909) 394-3600, ext. 647